Exhibit 99.1
Kraton Corporation Announces Third Quarter 2016 Results
HOUSTON, October 26, 2016 /PRNewswire/ -- Kraton Corporation (NYSE: KRA), a leading global producer of styrenic block copolymers, specialty polymers, and value-added specialty products primarily derived from renewable sources, announces financial results for the quarter ended September 30, 2016.
2016 THIRD QUARTER HIGHLIGHTS

•	Strong volume growth for the Polymer segment, with sales volume up 6.1% compared to the third quarter 2015. Sales volume in our Chemical segment was in line with third quarter 2015.

•
Net income was $15.6 million, or $0.49 per diluted share, in the third quarter 2016 compared to a net income of $8.4 million, or $0.27 per diluted share, in the third quarter 2015. Adjusted earnings per diluted share (non-GAAP) was $0.63 in the third quarter 2016 compared to $0.48 in the third quarter 2015.

•	Adjusted EBITDA (non-GAAP) was $91.1 million in the third quarter 2016 compared to $42.4 million in the third quarter 2015.

•	Realized $10.9 million of year-over-year benefit associated with integration synergies and cost reduction initiatives in the third quarter 2016.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(In thousands, except per share amounts)
Revenue	$454,143	$269,012	$1,328,715	$786,349
Net income (loss) attributable to Kraton	$15,560	$8,446	$111,048	$(6,574)
Adjusted EBITDA (non-GAAP)(1)	$91,074	$42,393	$276,911	$116,773
Adjusted EBITDA as % of revenue (non-GAAP)	20.1%	15.8%	20.8%	14.9%
Earnings (loss) per diluted share	$0.49	$0.27	$3.56	$(0.21)
Adjusted earnings per diluted share (non-GAAP)(1)	$0.63	$0.48	$2.07	$1.26
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(1)	See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.

“During the third quarter 2016 we continued to execute under our cost reduction initiatives and we delivered solid progress toward achieving our targeted transaction synergies for the year. With regard to our HSBC project in Mailiao, Taiwan, having previously achieved mechanical completion, during the quarter the plant was undergoing steps in the commissioning phase as we move toward anticipated commercial production before year end. With respect to our CariflexTM ‘direct-couple’ project in Paulinia, Brazil, during the third quarter we conducted an extremely successful preliminary production run on the commercial asset that further validates our expectations for the benefits of our new process technology,” said Kevin M. Fogarty, Kraton’s President and Chief Executive Officer. “We still expect to deliver $70 million of cost reductions and $65 million of transaction synergies by year-end 2018.”
“Overall, our results for the third quarter 2016 were below our expectations principally due to incremental margin pressure in our adhesives businesses, lower than planned sales of SBS into paving applications and the impact of lower pricing for TOFA in our Chemical Intermediates business,” said Fogarty. “During the quarter our Polymer segment remained on its trend of volume growth, and sales mix improvement. Our Cariflex business continued to demonstrate its attractive market value, as evidenced by 29% volume growth, and we realized 10% volume growth for our Specialty Polymer HSBC product grades, compared to the third quarter 2015. Despite lower than expected sales of SBS grades into paving applications related to a supply constraint for butadiene and production shortfalls in the quarter, sales volume for Performance Products was up over 3% compared to Q3 2015. Differentiated sales as a percentage of the Polymer segment sales mix, increased to 60% in the TTM period ending September 30, 2016, up from 59% for the period ending June 30, 2016,” added Fogarty.
“During the quarter, continued availability of low-cost, C5-hydrocarbon-based resins maintained pressure on margins for certain adhesive products in our Chemical segment. In addition, our Chemical Intermediates business experienced continued margin pressure, resulting from the on-going over-supply of TOFA, the impact of increased energy prices on our feedstock costs, and to a lesser extent, changes in product mix. Nevertheless, despite these pressures, in the third quarter 2016 our Chemical segment generated $22.1 million in operating income and $41.5 million in Adjusted EBITDA, resulting in Adjusted EBITDA as a percentage of revenue for the segment of 23%, reflecting its resiliency and attractive customer value” said Fogarty.

Status of Synergies, Operational Improvement, and Cost Reduction Initiatives
We previously announced synergies and operational improvement initiatives associated with our January 6, 2016 acquisition of Arizona Chemical (the “Arizona Chemical Acquisition”) and a cost reduction initiative targeted at lowering costs in our Polymer segment. Following is a summary of the status of these initiatives:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	Incremental	2016	2015	Incremental	Cumulative(1)
	(In thousands)
G&A synergies	$5,099	$—	$5,099	$10,722	$—	$10,722	$10,722
Operational improvements	4,224	—	4,224	9,631	—	9,631	9,631
Polymer cost reduction	6,888	5,279	1,609	20,242	11,859	8,383	27,771
	$16,211	$5,279	$10,932	$40,595	$11,859	$28,736	$48,124
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(1) The cumulative Polymer cost reduction initiatives include $19.4 million realized in the full year 2015.

Consolidated Results
Q3 2016 VERSUS Q3 2015 RESULTS
Revenue was $454.1 million for the three months ended September 30, 2016 compared to $269.0 million for the three months ended September 30, 2015, an increase of $185.1 million or 68.8%, of which $181.2 million relates to our Chemical segment.
Gross profit was $135.3 million for the three months ended September 30, 2016 compared to $67.8 million for the three months ended September 30, 2015, an increase of $67.4 million or 99.5%, of which $58.2 million relates to our Chemical segment.
Research and development expenses were $9.7 million for the three months ended September 30, 2016 compared to $7.6 million for the three months ended September 30, 2015, an increase of $2.1 million or 27.6%, of which $2.8 million related to our Chemical segment.
Selling, general, and administrative expenses were $42.8 million for the three months ended September 30, 2016 compared to $26.9 million for the three months ended September 30, 2015, an increase of $15.9 million or 58.9%, of which $16.4 million relates to our Chemical segment.
Interest expense, net was $33.9 million for the three months ended September 30, 2016 compared to $6.2 million for the three months ended September 30, 2015, an increase of $27.7 million. The increase is primarily due to additional indebtedness related to the Arizona Chemical Acquisition.
Income tax expense was $2.2 million and $3.1 million for the three months ended September 30, 2016 and 2015, respectively.
Net income attributable to Kraton was $15.6 million or $0.49 per diluted share for the three months ended September 30, 2016, an increase of $7.1 million compared to net income of $8.4 million or $0.27 per diluted share for the three months ended September 30, 2015. Adjusted earnings per diluted share (non-GAAP) was $0.63 for the three months ended September 30, 2016 compared to $0.48 for the three months ended September 30, 2015. See a reconciliation of U.S. generally accepted accounting principles ("GAAP") earnings (loss) per diluted share to non-GAAP adjusted earnings per diluted share below.
YTD 2016 VERSUS YTD 2015 RESULTS
Revenue was $1,328.7 million for the nine months ended September 30, 2016 compared to $786.3 million for the nine months ended September 30, 2015, an increase of $542.4 million or 69.0%, of which $542.6 million relates to our Chemical segment.
Gross profit was $361.0 million for the nine months ended September 30, 2016 compared to $161.8 million for the nine months ended September 30, 2015. The increase includes gross profit of $151.2 million from our Chemical segment, which includes $24.7 million of higher costs of goods sold related to the full amortization of the fair value adjustment in purchase accounting for inventory.
Research and development expenses were $30.4 million for the nine months ended September 30, 2016 compared to $23.3 million for the nine months ended September 30, 2015, an increase of $7.0 million or 30.1%, of which $8.4 million relates to our Chemical segment.

Selling, general, and administrative expenses were $135.8 million for the nine months ended September 30, 2016 compared to $77.5 million for the nine months ended September 30, 2015, an increase of $58.4 million or 75.3%, of which $53.2 million relates to our Chemical segment.
Interest expense, net was $101.5 million for the nine months ended September 30, 2016 compared to $18.0 million for the nine months ended September 30, 2015, an increase of $83.5 million. The increase is primarily due to additional indebtedness related to the Arizona Chemical Acquisition.
Income tax benefit was $83.0 million and income tax expense was $4.1 million for the nine months ended September 30, 2016 and 2015, respectively. Following the completion of the Arizona Chemical Acquisition, we reassessed the need for a valuation allowance against our U.S. net operating loss deferred tax assets and released $86.6 million of the previously recorded valuation allowance.
Net income attributable to Kraton was $111.0 million or $3.56 per diluted share for the nine months ended September 30, 2016, an increase of $117.6 million compared to net loss of $6.6 million or $0.21 per diluted share for the nine months ended September 30, 2015. Adjusted earnings per diluted share (non-GAAP) was $2.07 for the nine months ended September 30, 2016 compared to $1.26 for the nine months ended September 30, 2015. See a reconciliation of GAAP earnings (loss) per diluted share to non-GAAP adjusted earnings per diluted share below.
Polymer Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue	(In thousands)		(In thousands)
Cariflex	$45,303	$34,044	$126,513	$102,069
Specialty Polymers	89,107	86,828	256,197	263,082
Performance Products	138,479	147,987	403,214	420,889
Other	81	153	208	309
	$272,970	$269,012	$786,132	$786,349

Operating income	$28,728	$17,151	$59,936	$14,122
Adjusted EBITDA (non-GAAP) (1)	$49,576	$42,393	$141,023	$116,773
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(1)	See Non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.
Q3 2016 VERSUS Q3 2015 RESULTS
Revenue for the Polymer segment was $273.0 million for the three months ended September 30, 2016 compared to $269.0 million for the three months ended September 30, 2015, an increase of $4.0 million or 1.5%. The increase was due to higher sales volumes of $23.2 million and changes in foreign currency exchange rates of $3.8 million, partially offset by lower average selling prices amounting to $23.0 million, which were primarily driven by lower average raw material costs, lower prices for certain SIS product grades and mix. Sales volumes were 85.9 kilotons for the three months ended September 30, 2016, an increase of 5.0 kilotons or 6.1%.
With respect to revenue for the Polymer segment product groups:

•
Cariflex™ revenue was $45.3 million for the three months ended September 30, 2016 compared to $34.0 million for the three months ended September 30, 2015. The increase of $11.3 million was attributable to a 29.4% increase in sales volumes, primarily into surgical glove applications, and changes in foreign currency exchange rates amounting to $2.4 million.

•
Specialty Polymers revenue was $89.1 million for the three months ended September 30, 2016 compared to $86.8 million for the three months ended September 30, 2015, a $2.3 million increase, which includes a decrease of $1.7 million related to the sale of the Belpre Compounding Unit ("BCU"). The revenue increase was attributable to a 10.2% increase in sales volumes, primarily within automotive and lubricant additive applications, partially offset by lower average selling prices resulting from lower raw material costs.

•
Performance Products revenue was $138.5 million for the three months ended September 30, 2016 compared to $148.0 million for the three months ended September 30, 2015. The $9.5 million decline was primarily driven by lower average selling prices due to lower raw material costs, lower prices for certain SIS product grades reflective of global over capacity for SIS, and product mix, partially offset by a 3.2% increase in sales volumes and changes in foreign currency exchange rates of $1.1 million. The increase in sales volumes was primarily driven by higher sales into roofing and personal care applications, which more than offset lower volume into paving applications and lower sales of SIS product grades into packaging and industrial adhesive applications. A factor in the decline in paving volume was constrained availability of butadiene arising from a cracker outage from one of our suppliers.

For the three months ended September 30, 2016, the Polymer segment operating income was $28.7 million compared to $17.2 million for the three months ended September 30, 2015.
For the three months ended September 30, 2016, the Polymer segment generated Adjusted EBITDA (non-GAAP) of $49.6 million compared to $42.4 million for the three months ended September 30, 2015, an increase of $7.2 million, or 16.9%. The increase was due to higher sales volumes and lower costs, partially offset by modestly lower unit margins, including the effect of product mix. The effect of currency fluctuations negatively impacted Adjusted EBITDA (non-GAAP) by $2.2 million. See a reconciliation of GAAP operating income to non-GAAP Adjusted EBITDA below.
YTD 2016 VERSUS YTD 2015 RESULTS
Revenue for the Polymer segment was $786.1 million for the nine months ended September 30, 2016 compared to $786.3 million for the nine months ended September 30, 2015. Lower average selling prices amounting to $76.5 million, primarily driven by lower average raw material costs, lower prices for certain SIS product grades and mix, was offset by an increase of $74.4 million due to higher sales volumes and changes in foreign currency exchange rates of $2.0 million. Sales volumes were 250.9 kilotons for the nine months ended September 30, 2016, an increase of 19.3 kilotons or 8.3%.
With respect to revenue for the Polymer segment product groups:

•
Cariflex™ revenue was $126.5 million for the nine months ended September 30, 2016 compared to $102.1 million for the nine months ended September 30, 2015. The increase of $24.4 million was attributable to a 23.7% increase in sales volumes, primarily due to higher sales into surgical glove applications, and changes in foreign currency of $4.1 million, partially offset by a $4.2 million decrease attributable to lower average selling prices resulting from lower raw material costs.

•
Specialty Polymers revenue was $256.2 million for the nine months ended September 30, 2016 compared to $263.1 million for the nine months ended September 30, 2015, a decrease of $6.9 million. Excluding the $7.8 million effect of the sale of the BCU, which occurred in the first quarter of 2016, revenue was essentially unchanged with a 7.2% increase in sales volumes, largely in automotive and industrial applications, offset by lower average selling prices due to lower raw material costs and a $1.0 million negative effect from changes in currency exchange rates.

•
Performance Products revenue was $403.2 million for the nine months ended September 30, 2016 compared to $420.9 million for the nine months ended September 30, 2015. The $17.7 million decrease was primarily driven by lower average selling prices resulting from lower raw material costs, lower prices for certain SIS product grades and mix, and changes in foreign currency exchange rates of $1.2 million, partially offset by 7.5% increase in sales volumes. The increase in sales volumes was primarily driven by paving, roofing, and personal care applications, partially offset by lower sales of SIS product grades into packaging and industrial adhesive applications.

For the nine months ended September 30, 2016, the Polymer segment operating income was $59.9 million compared to $14.1 million for the nine months ended September 30, 2015.
For the nine months ended September 30, 2016, the Polymer segment generated $141.0 million of Adjusted EBITDA (non-GAAP) compared to $116.8 million for the nine months ended September 30, 2015, an increase $24.3 million or 20.8%. The increase was a result of higher sales volumes and lower costs, partially offset by lower unit margins, including the effect of product mix. The effect of currency fluctuations negatively impacted Adjusted EBITDA (non-GAAP) by $4.9 million. See a reconciliation of GAAP operating income to non-GAAP Adjusted EBITDA below.

Chemical Segment
The results for the Chemical segment are included in the consolidated financial statements for the period January 6, 2016 to September 30, 2016. The 2015 amounts have been derived from the Arizona Chemical historical operating results and are being included for comparative purposes only.

	Three Months Ended September 30, 2016	Three Months Ended September 30, 2015	For the period January 6, 2016 through September 30, 2016	Nine Months Ended September 30, 2015
Revenue	(In thousands)
Adhesives	$60,771	$65,754	$186,903	$205,250
Roads and construction	13,778	16,138	40,845	41,864
Tires	10,380	11,058	30,238	32,058
Chemical intermediates	96,244	114,531	284,597	341,791
	$181,173	$207,481	$542,583	$620,963
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(1)	See Non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.
Q3 2016 VERSUS Q3 2015 RESULTS
Revenue for the Chemical segment was $181.2 million for the three months ended September 30, 2016 compared to $207.5 million for the three months ended September 30, 2015, a decrease of $26.3 million or 12.7%. Sales volumes were 104.3 kilotons for the three months ended September 30, 2016 compared to 104.8 kilotons for the three months ended September 30, 2015, a decrease of 0.5 kilotons or 0.4%.
With respect to revenue for the Chemical segment product groups:

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Adhesives revenue was $60.8 million for the three months ended September 30, 2016 compared to $65.8 million for the three months ended September 30, 2015, a decrease of $5.0 million or 7.6%, largely due to lower average selling prices due to the availability of low cost hydrocarbon C5 based alternatives, which has resulted in price pressures. This was partially offset by higher sales volume of 2.4%.

•
Roads and Construction revenue was $13.8 million for the three months ended September 30, 2016 compared to $16.1 million for the three months ended September 30, 2015, an decrease of $2.4 million or 14.6%, primarily attributable to lower average selling prices.

•	Tires revenue was $10.4 million for the three months ended September 30, 2016, effectively unchanged compared to $11.1 million for the three months ended September 30, 2015.

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Chemical Intermediates revenue was $96.2 million for the three months ended September 30, 2016 compared to $114.5 million for the three months ended September 30, 2015, a decrease of $18.3 million, or 16.0%. The revenue decline reflects lower average selling prices, driven by excess supply of tall oil fatty acids ("TOFA") and tall oil rosin ("TOR"), and to a lesser extent, a 1.3% decrease in sales volume.

For the three months ended September 30, 2016, the Chemical segment operating income was $22.1 million.
For the three months ended September 30, 2016, the Chemical segment generated Adjusted EBITDA (non-GAAP) of $41.5 million. See a reconciliation of GAAP operating income to non-GAAP Adjusted EBITDA below.
YTD 2016 VERSUS YTD 2015 RESULTS
Revenue for the Chemical segment was $542.6 million from the date of the Arizona Chemical Acquisition to September 30, 2016 compared to $621.0 million for the nine months ended September 30, 2015, a decrease of $78.4 million, or 12.6%. Sales volumes were 308.0 kilotons for the period from January 6, 2016 through September 30, 2016 compared to 315.4 kilotons for the nine months ended September 30, 2015, a decrease of 7.4 kilotons or 2.3%.

With respect to revenue for the Chemical segment product groups:

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Adhesives revenue was $186.9 million from the date of the Arizona Chemical Acquisition to September 30, 2016 compared to $205.3 million for the nine months ended September 30, 2015, a decrease of $18.3 million or 8.9%, largely due to lower average selling prices and to a lesser degree lower sales volume of 3.0%. The availability of low cost hydrocarbon C5 based alternatives has resulted in price pressures in adhesive markets.

•
Roads and Construction revenue was $40.8 million from the date of the Arizona Chemical Acquisition to September 30, 2016 compared to $41.9 million for the nine months ended September 30, 2015, an decrease of $1.0 million or 2.4%, primarily attributable to lower average selling prices, which were partially offset by a 4.7% increase in sales volume.

•
Tires revenue was $30.2 million, compared to $32.1 million for the nine months ended September 30, 2015, a decrease of $1.8 million or 5.7%, primarily attributable to a to lower average selling prices.

•
Chemical Intermediates revenue was $284.6 million from the date of the Arizona Chemical Acquisition to September 30, 2016 compared to $341.8 million for the nine months ended September 30, 2015, a decrease of $57.2 million or 16.7%. The revenue decline reflects lower average selling prices, driven by excess supply of TOFA and TOR and lower substitute material pricing, and to a lesser extent, a 2.8% decrease in sales volume.

From the date of the Arizona Chemical Acquisition to September 30, 2016, the Chemical segment operating income was $40.9 million.
From the date of the Arizona Chemical Acquisition to September 30, 2016, the Chemical segment generated Adjusted EBITDA (non-GAAP) of $135.9 million. See a reconciliation of GAAP operating income to non-GAAP Adjusted EBITDA below.

CASH FLOW AND CAPITAL STRUCTURE
In connection with the Arizona Chemical Acquisition, we entered into a $1,350.0 million six-year senior secured first lien term loan facility and issued $440.0 million in aggregate principal amount of 10.5% senior notes due 2023. In addition, we entered into a $250.0 million five-year asset-based revolving credit facility, we did not have any borrowings drawn under this facility as of September 30, 2016. We applied a portion of the acquisition-related proceeds to prepay our previously issued 6.75% Senior Notes ($350.0 million principal amount plus fees and expenses of $8.0 million) and fund $57.6 million of debt issuance costs.
Since the date of the Arizona Chemical Acquisition (excluding borrowings under the KFPC Loan Agreement) we repaid approximately $109 million of Kraton Corporation indebtedness, while increasing cash on hand (excluding KFPC cash) by approximately $37 million.
Summary of principal amounts for indebtedness and net debt:

	As of September 30, 2016	As of January 6, 2016
	(In thousands)
Term Loan	$1,278,000	$1,350,000
10.5% Senior Notes	440,000	440,000
ABL	—	37,075
Capital lease	1,529	1,634
Kraton debt	1,719,529	1,828,709
Kraton cash	134,755	97,400
Kraton net debt	1,584,774	1,731,309

KFPC(1) loan	106,128	76,912
KFPC(1) cash	8,793	9,315
KFPC(1) net debt	97,335	67,597

Consolidated net debt	$1,682,109	$1,798,906
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(1)	Represents the debt of Kraton Formosa Polymers Corporation (KFPC) located in Mailiao, Taiwan, a 50% investment in a joint venture,which we consolidate.
OUTLOOK
Our third quarter 2016 results were below our expectations primarily due to weaker than anticipated margins and volumes for sales into adhesive applications in both our Polymer and Chemical segments, lower prices for TOFA and TOR products, and lower sales of SBS products. In light of the year-to-date results and the expectation that market conditions will not reverse in the fourth quarter, we now expect fourth quarter 2016 Adjusted EBITDA to be in the low $80 million range, resulting in full-year 2016 Adjusted EBITDA of approximately $360 million.
We expect Kraton net debt to be approximately $1.6 billion at December 31, 2016 and we remain committed to our goal of delivering a $500 million reduction in Kraton net debt by December 31, 2018.
We currently estimate that our results in the fourth quarter 2016 will reflect a positive spread between FIFO and ECRC of approximately $5.0 million.
We have not reconciled Adjusted EBITDA guidance to net income (loss) because we do not provide guidance for net income (loss) or for items that we do not consider indicative of our on-going performance, including, but not limited to, transaction and acquisition costs and costs associated with dispositions, business exits, and production downtime, as certain of these items are out of our control and/or cannot be reasonably predicted. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measures is not available without unreasonable effort.

USE OF NON-GAAP FINANCIAL MEASURES
This press release includes the use of both GAAP and non-GAAP financial measures. The non-GAAP financial measures are EBITDA, Adjusted EBITDA, and Adjusted Net Income attributable to Kraton (or earnings per share). Tables included in this earnings release reconcile each of these non-GAAP financial measures with the most directly comparable GAAP financial measure. For additional information on the impact of the spread between the FIFO basis of accounting and estimated current replacement cost (“ECRC”), see Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
We consider these non-GAAP financial measures to be important supplemental measures of our performance and believe they are frequently used by investors, securities analysts and other interested parties in the evaluation of our performance including period-to-period comparisons and/or that of other companies in our industry. Further, management uses these measures to evaluate operating performance, and our incentive compensation plan bases incentive compensation payments on our Adjusted EBITDA performance, along with other factors. These non-GAAP financial measures have limitations as analytical tools and in some cases can vary substantially from other measures of our performance. You should not consider them in isolation, or as a substitute for analysis of our results under GAAP in the United States. For EBITDA, which represents net income before interest, taxes, depreciation and amortization, these limitations include: EBITDA does not reflect the significant interest expense on our debt; EBITDA does not reflect the significant depreciation and amortization expense associated with our long-lived assets; and EBITDA included herein should not be used for purposes of assessing compliance or non-compliance with financial covenants under our debt agreements. The calculation of EBITDA in our debt agreements includes adjustments, such as extraordinary, non-recurring or one-time charges, proforma cost savings, certain non-cash items, turnaround costs, and other items included in the definition of EBITDA in the debt agreements. Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure. As an analytical tool, Adjusted EBITDA is subject to all the limitations applicable to EBITDA. We prepare Adjusted EBITDA by eliminating from EBITDA the impact of a number of items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC, but you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, due to volatility in raw material prices, Adjusted EBITDA may, and often does, vary substantially from EBITDA and other performance measures, including net income calculated in accordance with U.S. GAAP; and Adjusted EBITDA may, and often will, vary significantly from EBITDA calculations under the terms of our debt agreements and should not be used for assessing compliance or non-compliance with financial covenants under our debt agreements. Because of these and other limitations, EBITDA and Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. Finally, we prepare Adjusted Net Income attributable to Kraton by eliminating from net income (loss) the impact of a number of items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC. Our presentation of non-GAAP financial measures and the adjustments made therein should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items, and in the future we may incur expenses or charges similar to the adjustments made in the presentation of our non-GAAP financial measures.
CONFERENCE CALL AND WEBCAST INFORMATION
Kraton has scheduled a conference call on Thursday, October 27, 2016 at 9:00 a.m. (Eastern Time) to discuss third quarter 2016 financial results. Kraton invites you to listen to the conference call, which will be broadcast live over the internet at www.kraton.com, by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page.
You may also listen to the conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the "Kraton Conference Call – Passcode: Earnings Call." U.S./Canada dial-in 800-857-6511. International dial-in #: 210-839-8886.
For those unable to listen to the live call, a replay will be available beginning at approximately 11:00 a.m. (Eastern Time) on October 27, 2016 through 1:59 a.m. (Eastern Time) on November 11, 2016. To hear a replay of the call over the Internet, access Kraton's Website at www.kraton.com by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page. To hear a telephonic replay of the call, dial 866-516-0665.

ABOUT KRATON CORPORATION
Kraton Corporation (NYSE: KRA) is a leading global producer of styrenic block copolymers, specialty polymers and high-value performance products derived from renewable sources. Kraton's polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving and roofing applications. As the largest global provider in the pine chemicals industry, the company’s pine-based specialty products are sold into adhesive, road and construction and tire markets, and it produces and sells a broad range of chemical intermediates into markets that include fuel additives, oilfield chemicals, coatings, metalworking fluids and lubricants, inks, flavors and fragrances and mining. Kraton offers its products to a diverse customer base in numerous countries worldwide.
Kraton, the Kraton logo and design, and Cariflex are all trademarks of Kraton Polymers LLC.
FORWARD LOOKING STATEMENTS
Some of the statements in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This press release includes forward-looking statements that reflect our plans, beliefs, expectations, and current views with respect to, among other things, future events and financial performance. Forward-looking statements are often characterized by the use of words such as “outlook,” “believes,” “estimates,” “expects,” “projects,” “may,” “intends,” “plans”, “on track”, or “anticipates,” or by discussions of strategy, plans or intentions, including all matters described on the section titled “Outlook” including, but not limited to, our outlook for full year 2016 guidance for Adjusted EBITDA, expectations of Kraton net debt at December 31, 2016 and December 31, 2018 and fourth quarter 2016 guidance on the positive spread between FIFO and ECRC.

All forward-looking statements in this press release are made based on management's current expectations and estimates, which involve known and unknown risks, uncertainties, and other important factors that could cause actual results to differ materially from those expressed in forward-looking statements. These risks and uncertainties are more fully described in our latest Annual Report on Form 10-K, including but not limited to “Part I, Item 1A. Risk Factors” and “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” therein, and in our other filings with the Securities and Exchange Commission, and include, but are not limited to, risks related to: the integration of Arizona Chemical (now, AZ Chem Holdings LP); Kraton's ability to repay its indebtedness; Kraton's reliance on third parties for the provision of significant operating and other services; conditions in the global economy and capital markets; fluctuations in raw material costs; limitations in the availability of raw materials; competition in Kraton's end-use markets; and other factors of which we are currently unaware or deem immaterial. Readers are cautioned not to place undue reliance on our forward-looking statements. Forward-looking statements speak only as of the date they are made, and we assume no obligation to update such information in light of new information or future events.

KRATON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue	$454,143	$269,012	$1,328,715	$786,349
Cost of goods sold	318,887	201,202	967,744	624,542
Gross profit	135,256	67,810	360,971	161,807
Operating expenses:
Research and development	9,693	7,597	30,383	23,345
Selling, general, and administrative	42,769	26,917	135,845	77,488
Depreciation and amortization	31,977	16,145	93,913	46,852
Operating income	50,817	17,151	100,830	14,122
Disposition and exit of business activities	—	—	40,001	—
Loss on extinguishment of debt	—	—	(13,423)	—
Earnings of unconsolidated joint venture	94	95	274	273
Interest expense, net	(33,870)	(6,151)	(101,450)	(17,975)
Income (loss) before income taxes	17,041	11,095	26,232	(3,580)
Income tax benefit (expense)	(2,198)	(3,076)	83,024	(4,135)
Consolidated net income (loss)	14,843	8,019	109,256	(7,715)
Net loss attributable to noncontrolling interest	717	427	1,792	1,141
Net income (loss) attributable to Kraton	$15,560	$8,446	$111,048	$(6,574)
Earnings (loss) per common share:
Basic	$0.50	$0.27	$3.60	$(0.21)
Diluted	$0.49	$0.27	$3.56	$(0.21)
Weighted average common shares outstanding:
Basic	30,221	30,503	30,137	30,779
Diluted	30,783	30,849	30,557	30,779

KRATON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)

	September 30, 2016	December 31, 2015
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$143,548	$70,049
Receivables, net of allowances of $847 and $244	209,867	105,089
Inventories of products	321,845	264,107
Inventories of materials and supplies	20,717	12,138
Other current assets	68,134	29,956
Total current assets	764,111	481,339
Property, plant, and equipment, less accumulated depreciation of $420,907 and $382,157	905,117	517,673
Goodwill	753,928	—
Intangible assets, less accumulated amortization of $135,361 and $100,093	451,576	41,602
Investment in unconsolidated joint venture	11,608	11,628
Debt issuance costs	3,803	1,337
Deferred income taxes	5,218	3,867
Other long-term assets	23,332	21,789
Total assets	$2,918,693	$1,079,235
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$23,135	$141
Accounts payable-trade	134,560	59,337
Other payables and accruals	157,330	91,011
Due to related party	14,907	14,101
Total current liabilities	329,932	164,590
Long-term debt, net of current portion	1,698,952	415,591
Deferred income taxes	213,776	9,070
Other long-term liabilities	141,305	96,992
Total liabilities	2,383,965	686,243

Equity:
Kraton stockholders' equity:
Preferred stock, $0.01 par value; 100,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000 shares authorized; 30,916 shares issued and outstanding at September 30, 2016; 30,569 shares issued and outstanding at December 31, 2015	309	306
Additional paid in capital	358,798	349,871
Retained earnings	258,179	147,131
Accumulated other comprehensive loss	(116,611)	(138,568)
Total Kraton stockholders' equity	500,675	358,740
Noncontrolling interest	34,053	34,252
Total equity	534,728	392,992
Total liabilities and equity	$2,918,693	$1,079,235

KRATON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Nine Months Ended September 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net income (loss)	$109,256	$(7,715)
Adjustments to reconcile consolidated net income (loss) to net cash provided by operating activities:
Depreciation and amortization	93,913	46,852
Amortization of debt premium and original issue discount	4,893	(130)
Amortization of debt issuance costs	5,343	1,668
(Gain) loss on disposal of property, plant, and equipment	452	(60)
Disposition and exit of business activities	(40,001)	—
Loss on extinguishment of debt	13,423	—
Earnings from unconsolidated joint venture, net of dividends received	136	90
Deferred income tax benefit	(4,343)	(2,270)
Release of valuation allowance	(86,631)	—
Share-based compensation	7,272	6,601
Decrease (increase) in:
Accounts receivable	(18,114)	(9,693)
Inventories of products, materials, and supplies	44,035	50,462
Other assets	(3,044)	(2,022)
Increase (decrease) in:
Accounts payable-trade	(2,981)	(2,988)
Other payables and accruals	(401)	1,548
Other long-term liabilities	4,631	1,536
Due to related party	(1,710)	(2,306)
Net cash provided by operating activities	126,129	81,573
CASH FLOWS FROM INVESTING ACTIVITIES
Kraton purchase of property, plant, and equipment	(62,885)	(42,384)
KFPC purchase of property, plant, and equipment	(16,995)	(46,097)
Purchase of software and other intangibles	(4,691)	(1,763)
Acquisition, net of cash acquired	(1,312,105)	—
Sale of assets	72,803	—
Net cash used in investing activities	(1,323,873)	(90,244)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	1,782,965	30,000
Repayments of debt	(480,133)	(30,000)
KFPC proceeds from debt	24,368	55,622
Capital lease payments	(105)	(99)
Purchase of treasury stock	(967)	(31,891)
Proceeds from the exercise of stock options	2,625	1,022
Settlement of interest rate swap	(5,155)	—
Debt issuance costs	(57,646)	—
Net cash provided by financing activities	1,265,952	24,654
Effect of exchange rate differences on cash	5,291	(6,002)
Net increase in cash and cash equivalents	73,499	9,981
Cash and cash equivalents, beginning of period	70,049	53,818
Cash and cash equivalents, end of period	$143,548	$63,799
Supplemental disclosures:
Cash paid during the period for income taxes, net of refunds received	$7,788	$5,435
Cash paid during the period for interest, net of capitalized interest	$56,972	$21,690
Capitalized interest	$4,022	$3,342
Supplemental non-cash disclosures:
Property, plant, and equipment accruals	$30,494	$16,023
Asset acquired through capital lease	$—	$681

RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT (Unaudited) (In thousands)

	Three Months Ended September 30, 2016			Three Months Ended September 30, 2015
	Polymer	Chemical	Total	Polymer	Chemical	Total
	(In thousands)
Gross profit	$77,008	$58,248	$135,256	$67,810	—	$67,810

Add (deduct):
Restructuring and other charges (a)	743	8	751	61	—	61
Production downtime (b)	—	—	—	(146)	—	(146)
Non-cash compensation expense	128	—	128	122	—	122
Spread between FIFO and ECRC	(5,001)	1,879	(3,122)	926	—	926
Adjusted gross profit (non-GAAP)	$72,878	$60,135	$133,013	$68,773	$—	$68,773
___________________________________________________

(a)	Severance expenses and other restructuring related charges.

(b)	In 2015, the reduction in costs is due to additional insurance recovery related to the Belpre, Ohio, production downtime.

	Nine Months Ended September 30, 2016			Nine Months Ended September 30, 2015
	Polymer	Chemical	Total	Polymer	Chemical	Total
	(In thousands)
Gross profit	$209,774	$151,197	$360,971	$161,807	—	$161,807

Add (deduct):
Restructuring and other charges (a)	785	8	793	142	—	142
Effect of purchase price accounting on inventory valuation (b)	—	24,719	24,719	—	—	—
Production downtime (c)	—	—	—	(474)	—	(474)
Non-cash compensation expense	436	—	436	396	—	396
Spread between FIFO and ECRC	5,807	13,788	19,595	40,144	—	40,144
Adjusted gross profit (non-GAAP)	$216,802	$189,712	$406,514	$202,015	$—	$202,015
 ____________________________________________________

(a)	Severance expenses and other restructuring related charges.

(b)	Higher costs of goods sold for our Chemical segment related to the fair value adjustment in purchase accounting for their inventory.

(c)	In 2015, the reduction in costs is due to additional insurance recovery related to the Belpre, Ohio, production downtime.

KRATON CORPORATION RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KRATON AND OPERATING INCOME TO NON-GAAP FINANCIAL MEASURES (Unaudited) (In thousands)

	Three Months Ended September 30, 2016			Three Months Ended September 30, 2015
	Polymer	Chemical	Total	Polymer	Chemical	Total
	(In thousands)
Net income attributable to Kraton			$15,560			$8,446
Net loss attributable to noncontrolling interest			(717)			(427)
Consolidated net income			14,843			8,019
Add (deduct):
Income tax expense			2,198			3,076
Interest expense, net			33,870			6,151
Earnings of unconsolidated joint venture			(94)			(95)
Operating income	$28,728	$22,089	$50,817	$17,151	$—	$17,151
Add:
Depreciation and amortization	14,977	17,000	31,977	16,145	—	16,145
Earnings of unconsolidated joint venture	94	—	94	95	—	95
EBITDA	43,799	39,089	82,888	33,391	—	33,391
Add (deduct):
Transaction, acquisition related costs, restructuring, and other costs (a)	7,216	530	7,746	5,501	—	5,501
Production downtime (b)	—	—	—	(134)	—	(134)
KFPC startup costs (c)	1,421	—	1,421	677	—	677
Non-cash compensation expense (d)	2,141	—	2,141	2,032	—	2,032
Spread between FIFO and ECRC	(5,001)	1,879	(3,122)	926	—	926
Adjusted EBITDA	$49,576	$41,498	$91,074	$42,393	$—	$42,393
_____________________________________________________

(a)
Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges, which are primarily recorded in selling, general, and administrative expenses.

(b)	In 2015, the reduction in costs is due to additional insurance recovery related to the Belpre, Ohio, production downtime, which is primarily recorded in cost of goods sold.

(c)	Startup costs related to the joint venture company, KFPC, which are recorded in selling, general, and administrative expenses.

(d)
For the three months ended September 30, 2016 and 2015, respectively, $1.9 million and $1.7 million is recorded in selling, general and administrative expenses, $0.1 million and $0.2 million is recorded in research and development expenses, and $0.1 million and $0.1 million is recorded in cost of goods sold.

KRATON CORPORATION RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO KRATON AND OPERATING INCOME TO NON-GAAP FINANCIAL MEASURES (Unaudited) (In thousands)

	Nine Months Ended September 30, 2016			Nine Months Ended September 30, 2015
	Polymer	Chemical	Total	Polymer	Chemical	Total
	(In thousands)
Net income (loss) attributable to Kraton			$111,048			$(6,574)
Net loss attributable to noncontrolling interest			(1,792)			(1,141)
Consolidated net income (loss)			109,256			(7,715)
Add (deduct):
Income tax (benefit) expense			(83,024)			4,135
Interest expense, net			101,450			17,975
Earnings of unconsolidated joint venture			(274)			(273)
Loss on extinguishment of debt			13,423			—
Disposition and exit of business activities			(40,001)			—
Operating income	$59,936	$40,894	$100,830	$14,122	$—	$14,122
Add (deduct):
Depreciation and amortization	45,199	48,714	93,913	46,852	—	46,852
Disposition and exit of business activities	40,001	—	40,001	—	—	—
Loss on extinguishment of debt	(13,423)	—	(13,423)	—	—	—
Earnings of unconsolidated joint venture	274	—	274	273	—	273
EBITDA	131,987	89,608	221,595	61,247	—	61,247
Add (deduct):
Transaction, acquisition related costs, restructuring, and other costs (a)	19,255	7,773	27,028	7,297	—	7,297
Disposition and exit of business activities	(40,001)	—	(40,001)	—	—	—
Loss on extinguishment of debt	13,423	—	13,423	—	—	—
Effect of purchase price accounting on inventory valuation	—	24,719	24,719	—	—	—
Production downtime (b)	—	—	—	(343)	—	(343)
KFPC startup costs (c)	3,280	—	3,280	1,827	—	1,827
Non-cash compensation expense (d)	7,272	—	7,272	6,601	—	6,601
Spread between FIFO and ECRC	5,807	13,788	19,595	40,144	—	40,144
Adjusted EBITDA	$141,023	$135,888	$276,911	$116,773	$—	$116,773
_____________________________________________________

(a)
Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges, which are primarily recorded in selling, general, and administrative expenses.

(b)	In 2015, the reduction in costs is due to additional insurance recovery related to the Belpre, Ohio, production downtime, which is primarily recorded in cost of goods sold.

(c)	Startup costs related to the joint venture company, KFPC, which are recorded in selling, general, and administrative expenses.

(d)
For the nine months ended September 30, 2016 and 2015, respectively, $6.3 million and $5.7 million is recorded in selling, general and administrative expenses, $0.6 million and $0.5 million is recorded in research and development expenses, and $0.4 million and $0.4 million is recorded in cost of goods sold.

We reconcile Earnings (Loss) Per Diluted Share to Adjusted Earnings Per Diluted Share (non-GAAP) as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Earnings (Loss) Per Diluted Share	$0.49	$0.27	$3.56	$(0.21)
Transaction, acquisition related costs, restructuring, and other costs (a)	0.20	0.18	0.72	0.23
Disposition and exit of business activities	—	—	(0.82)	—
Loss on extinguishment of debt	—	—	0.28	—
Production downtime (b)	—	(0.01)	—	(0.01)
Effect of purchase price accounting on inventory valuation (c)	—	—	0.63	—
KFPC startup costs (d)	0.02	0.01	0.04	0.02
Valuation Allowance (e)	—	—	(2.77)	—
Spread between FIFO and ECRC	(0.08)	0.03	0.43	1.23
Adjusted Earnings Per Diluted Share (non-GAAP)	$0.63	$0.48	$2.07	$1.26
_____________________________________________________

(a)
Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges which are primarily recorded in selling, general, and administrative expenses.

(b)	In 2015, the reduction in costs is due to additional insurance recovery related to the Belpre, Ohio, production downtime, which is primarily recorded in cost of goods sold.

(c)	Higher costs of goods sold for our Chemical segment related to the fair value adjustment in purchase accounting for their inventory.

(d)	Startup costs related to the joint venture company, KFPC, which are recorded in selling, general and administrative expenses.

(e)	Reduction of income tax valuation allowance related to the assessment of our ability to utilize net operating losses in future periods.